Exhibit 3.2
RESTATED
CERTIFICATE OF INCORPORATION
OF
ALBERTSONS COMPANIES, INC.
Albertsons Companies, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.	The name of the Corporation is Albertsons Companies, Inc. and the Corporation was originally incorporated under the same name. The original Certificate of Incorporation of Albertsons Companies, Inc. was filed June 23, 2015. An Amended & Restated Certificate of Incorporation of Albertsons Companies, Inc. was filed March 5, 2020, April 3, 2020 and June 8, 2020.

2.	This Restated Certificate of Incorporation only restates and integrates, and does not further amend, the provisions of the Amended & Restated Certificate of Incorporation of the Corporation, as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

3.	This Restated Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 242 and 245 of the General Corporation Law of the State of Delaware.

4.	The text of the Amended & Restated Certificate of Incorporation of the Corporation is hereby integrated and restated in its entirety to read as follows.
ARTICLE I
The name of the Corporation is Albertsons Companies, Inc. (the “Corporation”).
ARTICLE II
The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, New Castle County. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
A. Total Authorized. The total number of shares of all classes of stock which the Corporation shall have authority to issue is one billion two hundred fifty million (1,250,000,000), consisting of (i) one billion (1,000,000,000) shares of Class A Common Stock, par value one cent ($0.01) per share (the “Class A Common Stock”), (ii) one hundred fifty million (150,000,000) shares of Class A-1 Common Stock, par value one cent ($0.01) per share (the “Class A-1 Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and (iii) one hundred million (100,000,000) shares of preferred stock, par value one cent ($0.01) per share (the

“Preferred Stock”). The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the designation, powers, preferences and relative, participating, optional or other special rights, including voting powers and rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock pursuant to Section 151 of the DGCL.
B. Rights of Class A Common Stock and Class A-1 Common Stock.
B.1 Equal Status. Except as otherwise provided in this Certificate of Incorporation or required by applicable law, shares of Class A Common Stock and Class A-1 Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters.
B.2 Voting Rights. Except as otherwise expressly provided by this Certificate of Incorporation or as provided by law, the holders of shares of Class A-1 Common Stock shall not have any voting rights. Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder.
B.3 Dividend and Distribution Rights. Shares of Class A Common Stock and Class A-1 Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class A-1 Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class A-1 Common Stock shall receive shares of Class A-1 Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class A-1 Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class A-1 Common Stock, as applicable.
B.4 Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock or Class A-1 Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class A-1 Common Stock on the record date for such subdivision, combination or reclassification.
B.5 Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class A-1 Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders.
B.6 Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class A-1 Common Stock upon the consolidation or merger of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class A-1 Common Stock as a single class; provided, however, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (i) the only difference in the per share distribution to the holders of the Class A Common Stock and Class A-1 Common Stock is that any securities distributed to the holders of Class A-1 Common Stock have no voting rights, or (ii) such merger, consolidation or other transaction is approved by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class A-1 Common Stock, each voting separately as a class.

B.7 Conversion of Class A-1 Common Stock. At such time as any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the acquisition of shares of Class A Common Stock expires or is terminated (such expiration or termination being referred to as “HSR Clearance”), then all shares of Class A-1 Common Stock then issued and outstanding or, at such time as any shares of Class A-1 Common Stock are transferred to any person who may acquire Class A Common Stock without being subject to HSR Clearance, any shares of Class A-1 Common Stock so transferred, shall immediately and automatically convert on a one-for-one basis to shares of Class A Common Stock (the “HSR Conversion”) in accordance with the procedures identified in this Section IV.B.7.
As promptly as practicable, and in no event later than the third business day after the later of (x) the effective date of the HSR Conversion and (y) the date the Corporation receives notice of the HSR Conversion, the Corporation will deliver or cause to be delivered in respect of each share of Class A-1 Common Stock being converted, one (1) validly issued, fully paid and nonassessable share (as equitably adjusted for any stock split, reverse stock split, combination, recapitalization or similar event with respect to the Class A Common Stock or Class A-1 Common Stock, as applicable) of Class A Common Stock. This conversion will be deemed to have been made on the effective date of the HSR Conversion so that the rights of the holder of shares of the Class A-1 Common Stock as to the shares being converted will cease except for the right to receive the shares of Class A Common Stock deliverable upon conversion, and, if applicable, the person entitled to receive shares of Class A Common Stock will be treated for all purposes as having become the record holder of those shares of Class A Common Stock as of the date of the HSR Conversion.
A Holder of shares of Class A-1 Common Stock is not entitled to any rights of a holder of Class A Common Stock until the occurrence of the HSR Conversion.

The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Certificate of Incorporation, relating to the conversion of the Class A-1 Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith; provided that such policies and procedures shall not unreasonably impede, hinder or delay the HSR Clearance or a transfer of shares of Class A-1 Common Stock to any person who may acquire Class A Common Stock without being subject to HSR Clearance.
B.8 Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class A-1 Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A-1 Common Stock into shares of Class A Common Stock.
B.9 Protective Provision. The Corporation shall not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive this Article IV (or adopt any provision inconsistent therewith), without first obtaining the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the then outstanding shares of Class A-1 Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Certificate of Incorporation or the Bylaws.
C. Reclassification. Upon the effectiveness of this Certificate of Incorporation, each previously outstanding share of common stock, par value $0.01 per share, shall be reclassified and changed into one validly issued, fully paid and non-assessable share of Class A Common Stock.
D. Without regard to any other provision of the Restated Certificate of Incorporation, as the same may be amended from time to time, effective immediately upon the filing of the Certificate of Amendment to the Restated Certificate of Incorporation (the “Effective Time”), each share of Class A common stock and Class A-1 common stock (collectively, the “Old Common Stock”) of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Time, shall, automatically and without any action on the part of the respective holders thereof, be reclassified, split and converted into 2.072 shares of Class A common stock and 2.072 shares Class A-1 common stock, respectively, each with a par value of one cent ($0.01) per share (collectively, the “New Common Stock”), of the Corporation.
Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. Any fraction resulting from such division will be rounded to the nearest whole number.
Each class of New Common Stock issued in this exchange shall have the same rights, preferences and privileges as the respective class of Old Common Stock.

ARTICLE V
Except as otherwise provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The total number of directors consisting the Board of Directors shall be not less than 7 directors nor more than 17 directors, the exact number of directors to be determined from time to time exclusively by resolution adopted by the Board of Directors or in the manner provided herein. Prior to the date upon which Cerberus Capital Management, L.P., Schottenstein Stores Corp., Klaff Realty, L.P., Lubert-Adler Partners, L.P., Kimco Realty Corporation and their respective Affiliates (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended) or any person who is an express assignee or designee of their respective rights under this Certificate of Incorporation (and such assignee’s or designee’s Affiliates) (the “ACI Control Group”) ceases to own, in the aggregate, at least 50% of the then-outstanding shares of Class A Common Stock of the Corporation (the “50% Trigger Date”), the authorized number of directors may be increased or decreased by an affirmative vote of the majority of the outstanding shares of Class A Common Stock owned by the ACI Control Group (such vote, “ACI Control Group Approval”). On and after the 50% Trigger Date, the authorized number of directors may be increased or decreased by the affirmative vote of a majority of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote or by resolution of the Board of Directors. Notwithstanding anything to the contrary above, that the number of directors shall in no case be reduced to less than two for so long as stockholders affiliated with Apollo Global Management, Inc. or HPS Investment Partners, LLC (collectively, the “Investors”) can designate a director to the Board of Directors pursuant to the Investment Agreement, dated as of May 20, 2020, as amended, between the Corporation and the Investors (the “Investment Agreement”). At each annual meeting of stockholders of the Corporation, all directors shall be elected for a one (1) year term and shall hold office until the next annual meeting of stockholders and until their successors shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
Subject to the rights of the Investors pursuant to the Investment Agreement, any vacancies on the Board of Directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors, shall be filled (i) prior to the 50% Trigger Date, by (x) ACI Control Group Approval or (y) a majority of the directors then in office, although less than a quorum, or by a sole remaining director and (ii) on and after the 50% Trigger Date, solely by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. A director elected to fill a vacancy or a newly created directorship shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
ARTICLE VI
On or after the 50% Trigger Date, subject to the special rights of one or more series of Preferred Stock to elect directors including the rights of Investors pursuant to the Investment Agreement, any director or the entire

Board of Directors may only be removed from office, either with or without cause, by the affirmative vote of a majority of the total voting power of the outstanding shares of the capital stock of the Corporation then entitled to vote generally in an election of directors, voting together as a single class.
ARTICLE VII
Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall otherwise provide.
ARTICLE VIII
A. Special meetings of the stockholders of the Corporation for any purpose or purposes (i) may be called at any time by the Board of Directors, and (ii) shall be called by the Secretary upon the written request of stockholders owning at least twenty-five percent (25%) in amount of the entire capital stock of the Corporation issued and outstanding, and entitled to vote at the special meeting.
B. At any time prior to the 50% Trigger Date, any action required or permitted by the DGCL to be taken at a stockholders’ meeting may be taken without a meeting and without prior notice if the action is taken by ACI Control Group Approval and by the delivery of consents representing the voting power of stockholders otherwise required under the DGCL to effect such action by written consent in lieu of a meeting. On and after the 50% Trigger Date, no action required or permitted by the DGCL to be taken at a stockholders’ meeting may be taken by the written consent of stockholders in lieu of a meeting.
ARTICLE IX
The officers of the Corporation shall be chosen in such a manner, shall hold their offices for such terms and shall carry out such duties as are determined by the Board of Directors, subject to the right of the Board of Directors to remove any officer or officers at any time with or without cause.
ARTICLE X
A. The Corporation shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that such person is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors or officers may be entitled by law. No amendment or repeal of this Section A of Article X shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal. The rights to indemnification provided under this Section A of Article X shall extent to the testator or intestate of the person to whom such rights are granted.
B. To the fullest extent permitted by law as the same exists or may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. No amendment to or repeal of this Section B of this Article X shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.
C. In furtherance and not in limitation of the powers conferred by statute:

(i) the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of law; and

(ii) the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.
ARTICLE XI
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the entire Board of Directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, (i) prior to the 50% Trigger Date, in addition to any vote required by law, the adoption, amendment or repeal of the Bylaws may only be effected by ACI Control Group Approval, and (ii) on and after the 50% Trigger Date, in addition to any vote required by law, this Certificate of Incorporation or the Bylaws, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws. Notwithstanding anything in the preceding sentences, in no event shall any rights to indemnification or advancement of expenses conferred on the ACI Control Group, directors or officers by the Bylaws be amended or repealed other than prospectively with respect to actions taken on or after the date of such amendment or repeal.
ARTICLE XII
The Corporation reserves the right to repeal, alter amend, or rescind any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.
ARTICLE XIII
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine.
Notwithstanding the foregoing, this provision does not apply to actions arising under the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions of this Article XIII.
ARTICLE XIV
The Corporation elects not to be governed by Section 203 of the DGCL, “Business Combinations With Interested Stockholders”, as permitted under and pursuant to subsection (b)(1) of Section 203 of the DGCL.
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IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by its authorized officer, the date first written above is 11th day of August, 2026.

ALBERTSONS COMPANIES, INC.

By: /s/ Susan Morris
Name: Susan Morris
Title: Chief Executive Officer